UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 15, 2011

ROYAL CARIBBEAN CRUISES LTD.
(Exact Name of Registrant as Specified in Charter)

Republic of Liberia
(State or Other Jurisdiction of Incorporation)

1-11884	98-0081645
(Commission File Number)	(IRS Employer Identification No.)

1050 Caribbean Way, Miami, Florida	33132
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 305-539-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement

On July 15, 2011, we entered into an agreement to amend and restate our current $1.225 billion unsecured revolving facility among the Company, the various lenders as are or shall become parties thereto and Citibank, N.A. as Administrative Agent.  The amendment, which is scheduled to become effective on July 21, 2011, reduces the facility amount to $875 million and extends the termination date until July 21, 2016.  Under the amended facility, advances currently bear interest at LIBOR plus a margin of 2.00%.  This facility supplements the borrowing capacity available under our $525 million unsecured revolving credit facility maturing in November 2014, bringing our total capacity to $1.4 billion.

The amended facility contains conditions, covenants, representations and warranties and events of default (with customary grace periods, as applicable) substantially similar to the conditions, covenants, representations and warranties and events of default that existed prior to the amendment, including financial covenants that require us to, among other things, maintain minimum net worth and a fixed charge coverage ratio and limit our net debt-to-capital ratio.

Certain of the lenders participating in the amended facility, and affiliates of those parties, provide banking, investment banking and other financial services to us from time to time for which they have received, and will in the future receive, customary fees.

The foregoing description of the provisions of the amended facility is summary in nature and is qualified in its entirety by reference to the full and complete terms of the credit agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

(d)           Exhibits

10.1
Assignment and Amendment to the Amended and Restated Credit Agreement, dated as of July 15, 2011, among the Company, the various financial institutions as are or shall become parties thereto and Citibank, N.A., as administrative agent for the lender parties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL CARIBBEAN CRUISES LTD.

Date:	July 18, 2011	By:	/s/ Brian J. Rice
		Name:	Brian J. Rice Executive Vice President and Chief Financial Officer
Title: